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                                                                    Exhibit 99.1

PRESS RELEASE                                   Source: AMB Property Corporation

AMB PROPERTY CORPORATION PRICES $50 MILLION 6.5% SERIES L PREFERRED STOCK
OFFERING

SAN FRANCISCO, June 18 /PRNewswire-FirstCall/ -- AMB Property Corporation (NYSE:
AMB - News) today announced the pricing of a public offering of 2,000,000 shares of its 6.5% Series L Cumulative Redeemable Preferred Stock at a price of $25.00 per share. In addition, AMB has granted the underwriters an over-allotment option to purchase up to 300,000 shares of the Series L Preferred. The Company intends to use the proceeds from the offering for general corporate purposes, including the planned redemption of its outstanding 8.5% Series A Cumulative Redeemable Preferred Stock (NYSE: AMB-A).

The Series L Preferred Stock's dividends are cumulative from the date of the original issue and are payable quarterly in arrears at an annual rate of $1.625 per share. The shares will not be redeemable prior to June 23, 2008, after which date they will be redeemable, subject to certain conditions, for a cash redemption price of $25.00 per share plus accumulated and unpaid dividends, if any, to the redemption date.

Underwriters of the offering include lead manager Wachovia Securities, LLC, senior co-manager Bear, Stearns & Co. Inc. and co-manager McDonald Investments Inc. A copy of the prospectus relating to the offering may be obtained from Wachovia Securities, LLC, Prospectus Department, 8739 Research Drive, Charlotte, North Carolina, 28262, Mail Code: NC0675.

AMB Property Corporation is a leading owner and operator of industrial real estate, focused on major hub and gateway distribution markets throughout North America, Europe and Asia. As of March 31, 2003 AMB owned, managed and had renovation and development projects totaling 93.7 million square feet (8.7 million square meters) and 987 buildings in 29 markets. AMB invests in industrial properties located predominantly in the infill submarkets of its targeted markets. The company's portfolio is comprised largely of High Throughput Distribution(R) facilities -- industrial properties built for speed and located near airports, seaports and ground transportation systems.

This document contains forward-looking statements about business strategy and future plans, which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve numerous risks and uncertainties and should not be relied upon as predictions of future events. The events or circumstances reflected in our forward-looking statements might not occur. In particular, a number of factors could cause AMB's actual results to differ materially from those anticipated, including, among other things, defaults on or non-renewal of leases by customers, increased interest rates and operating costs, AMB's failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, AMB's failure to successfully integrate acquired properties and operations, AMB's failure to divest of properties that we have contracted to sell or timely reinvest proceeds from any such divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, AMB's inability to obtain necessary permits and public opposition to these activities), AMB's failure to qualify and maintain our status as a real estate investment trust under the Internal Revenue Code, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws, increases in real property tax rates and the risks of doing business internationally, including currency risks. AMB's success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation and population changes. For further information on these and other factors that could impact AMB and the statements contained herein, reference should be made to AMB's filings with the Securities and Exchange Commission, including AMB's annual report on from 10-K for the year ended December 31, 2003, quarterly report on Form 10-Q for the quarter ended March 31, 2003 and prospectus supplement filed June 17, 2003 pursuant to Rule 424 (b). The quarterly financial data contained therein is unaudited and the historical financial information is not necessarily indicative of future results.

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Source: AMB Property Corporation